Exhibit 10.19

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into effective as of March 1, 2004 (the “Effective Date”), by and between ACR Group, Inc., a Texas corporation (the “Company”), and A. Stephen Trevino, an individual who resides at 3423 Onion Creek, Sugar Land, Texas 77479 (hereinafter referred to as the “Employee”).

WHEREAS, the Board of Directors of the Company recognizes the important contributions that the Employee has previously made, and will continue to make, to the Company;

WHEREAS, the Board of Directors of the Company considers it essential to the best interests of the Company that the Employee continue to be financially incentivized in order to remain in the continued employ of the Company;

WHEREAS, the Board of Directors of the Company believe it is in the best interests of the Company for the Employee to enter into certain non-competition, non-solicitation, and confidentiality agreements with the Company and in exchange therefore, to provide Employee with certain additional financial benefits;

NOW THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the Company and the Employee agree to the following:

1.	Term and Renewal; Effectiveness.

Except as otherwise provided herein, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to remain in the employ of the Company, for a four (4) year period commencing as of the Effective Date and continuing until February 28, 2008 (the “Termination Date”). Commencing March 1, 2006, and continuing regularly on the annual anniversary thereof, the Termination Date shall automatically be extended for an additional one (1) year unless either party shall have given notice to the other of its intention not to extend the Termination Date, which notice must be given at least sixty (60) days prior to any annual anniversary of the Effective Date.

2.	Position and Duties.

The Employee shall perform the duties of Senior Vice President and General Counsel of the Company, which shall be those duties that can reasonably be expected to be performed by a person with such title.

The Employee shall, at all times, devote his full time and attention to the business and affairs of the Company, and shall use his best efforts to perform faithfully and efficiently such responsibilities.

3.	Compensation and Benefits.

(a) The Company shall pay the Employee the compensation and benefits set forth on Exhibit “A” attached hereto, which Exhibit “A” shall be considered a part of this Agreement. The Base Salary set forth on Exhibit “A” may not be decreased, but may be reviewed and increased by the Board, as circumstances dictate and in the sole discretion of the Board.

(b) All compensation paid pursuant to this Agreement shall be subject to any and all applicable payroll and withholding deductions required by the law of any jurisdiction with taxing authority with respect thereto.

4.	Termination.

(a) Termination Events. This Agreement, and the employment relationship between the Employee and the Company, shall terminate upon the first to occur of any of the following:

(i) the death of the Employee;

(ii) the disability, as defined and determined by the Company’s long term disability carrier (or if none, the Company), of the Employee for a continuous period of at least six (6) months;

(iii) the expiration of the stated term of this Agreement, as it may from time to time be extended;

(iv) the Company’s written notice to the Employee of the Company’s termination of Employee’s employment for Cause. “Cause” shall mean a written determination by the Board of the occurrence of any of the following events:

(A) the conviction of the Employee, whether or not appeal be taken, of (i) any felony crime involving personal dishonesty, moral turpitude or willfully violent conduct, or (ii) any crime involving the embezzlement of funds of the Company or any affiliate of the Company;

(B) gross business misconduct by the Employee, provided the Company has given the Employee prior written notice thereof and such misconduct has not been corrected within 30 days following receipt of the Company’s notice;

(C) breach of Section 5 of this Agreement, provided the Company has given the Employee written notice thereof and the Employee has not ceased any continuing breach and cured, to the extent practicable, any such breach within 5 days following receipt of the Company’s notice;

(D) breach of Section 6 of this Agreement;

(E) a failure by the Employee to carry out those duties that can reasonably be expected to be performed by a person with such title, provided the Company has given the Employee prior written notice thereof and such failure to carry out his responsibilities has not been corrected within thirty (30) days following receipt of the Company’s notice; or

(F) any other material breach of this Agreement, provided the Company has given the Employee written notice thereof and the Employee has not ceased any continuing material breach and cured, to the extent practicable, any such material breach within 30 days following receipt of the Company’s notice;

(v) the expiration of the thirtieth (30th) day after the Employee provides the Company with written notice that he is terminating his employment other than for Good Reason (as defined below);

(vi) the expiration of the thirtieth (30th) day after the Company provides the Employee with written notice that the Company is terminating his employment other than for Cause; or

(vii) the Employee’s written notice to the Company of the Employee’s termination of his employment for Good Reason. “Good Reason” shall mean:

(A) the Company’s material breach of any provision of this Agreement, provided the Employee has given the Company written notice of such breach and the Company has not ceased any continuing breach and cured any such breach within 30 days following receipt of the Employee’s written notice of such breach;

(B) the Company assigns to the Employee any duties materially inconsistent with the Employee’s positions, duties, responsibilities and status with the Company, or the Company changes the Employee’s reporting responsibilities, titles or offices, unless consented to in writing by the Employee;

(C) the Company requires the Employee to perform the services required hereunder at a location which is beyond a fifty (50) mile radius from the Company’s current business office at 3200 Wilcrest Drive, Houston, Texas, unless consented to in writing by the Employee (routine visits to the Company’s locations and other business travel in the ordinary course of the Company’s business shall not constitute a change of location); or

(D) a Change of Control shall occur and within twelve (12) months following the date of such Change of Control, the Employee provides written notice to the Company that he is terminating his employment with the Company. “Change of Control” shall mean (1) the transfer of beneficial ownership or voting rights of a majority of the outstanding shares of any class of Company capital stock, or shares of Company capital stock with the power, over time, to elect a majority of the members of the Board, to any person or entity (including a “group” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), except that if beneficial ownership would be deemed to occur merely upon the execution of voting agreements to support a merger, consolidation or other transaction to be consummated in the future, then for purposes of this Agreement the date of such Change of Control shall instead be the date of consummation of such merger, consolidation or other transaction, (2) the shareholders of the Company prior to any merger, consolidation or other transaction do not continue to own at least fifty percent (50%) of all classes of stock of the surviving entity following such merger, consolidation or other transaction; (3) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a direct or indirect wholly owned subsidiary of the Company); (4) the Company is materially or completely liquidated; or (5) during any consecutive two-year period, individuals who constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of at least three quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

(b) Effect of Termination; Pay and Benefits.

(i) If this Agreement is terminated under Section 4(a)(i) or Section 4(a)(ii), then the Company shall pay to the Employee, in a single lump sum, within thirty (30) days after such event, any accrued and unpaid Base Salary then in effect through the date of his termination of employment, and as soon as practicable after it can be computed, a Prorated Bonus. For purposes of this Agreement, the “Prorated Bonus” shall be the Annual Incentive Bonus that would have been paid to the Employee for the Company’s fiscal year during which the termination occurred assuming the Employee had continued in his employment for such year, multiplied by the ratio equal to the full number of months the Employee was employed by the Company for the Company’s fiscal year in which the Employee’s employment was terminated (counting the month of termination as a full month), divided by twelve (12). The Company is entitled to credit against its compensation obligations under this Agreement to the Employee the amount of any disability benefits received by the Employee prior to the event specified hereunder, under any disability insurance policy maintained by the Company.

(ii) If this Agreement is terminated under Section 4(a)(iii), then the Company shall pay to the Employee, in a single lump sum, within thirty (30) days after such event, any accrued and unpaid Base Salary then in effect through the date of expiration of this Agreement, and as soon as practicable after it can be computed, the Annual Incentive Bonus earned by the Employee through the date of expiration of this Agreement.

(iii) If this Agreement is terminated under Section 4(a)(iv) or Section 4(a)(v), then the Company shall pay to the Employee, in a single lump sum, within thirty (30) days after such event, any accrued and unpaid Base Salary then in effect through the date of his termination of employment.

(iv) If this Agreement is terminated under Section 4(a)(vi) or Section 4(a)(vii), then the Company shall pay to the Employee the following:

(A) The total amount of Base Salary and total costs of medical and dental premiums paid by the Company on behalf of the Employee during the twelve (12) months immediately preceding the termination of this Agreement multiplied by 2.9, payable in a single lump sum within thirty (30) days after termination of this Agreement; and

(B) The “pro rata Annual Incentive Bonus”, if any, that would have been paid for the fiscal year that this Agreement is terminated, multiplied by a percentage. This percentage is determined as follows: the numerator equals the full number of months that the Employee was employed by the Company for the Company’s fiscal year in which the Employee’s employment was terminated (counting the month of termination as a full month), and the denominator is twelve. This product, if any, shall equal the “pro rata Annual Incentive Bonus” payable hereunder.

(C) All Restricted Shares set forth in Exhibit “A” shall become vested and payable within thirty (30) days to the Employee.

5.	Confidentiality.

(a) Confidential and Proprietary Information. It is acknowledged and agreed by both parties hereto that the business of the Company and its business interests require a confidential relationship and the fullest protection and confidential treatment of the Company’s trade secrets, projections, unique practices, transactions, employees, price lists, business plans, legally protected intellectual property (including all ideas, inventions, processes, methods, plans, improvements, patentable inventions) and other information pertaining to its business not disclosed by the Company to, or generally known by, the public (collectively, “Confidential and Proprietary Information”), and that the unauthorized disclosure of the same by Employee or any third party could cause irreparable harm to the Company. All such information is proprietary in nature, and the Company strives to keep such information confidential. The Employee acknowledges that the covenants contained in this Section 5 are an essential part of his employment by the Company and that, but for his agreement to comply with such covenants, the Company would not have entered into this Agreement.

(b) Confidentiality Maintained. The Employee is employed in a position which is directly involved in the development and conduct of the Company’s business, and in such capacity the Employee has been, and in the future will be, provided access to, and will gain knowledge of, the Company’s Confidential and Proprietary Information. The Employee covenants that both during his employment by the Company and, except as otherwise provided in this Agreement, for a period of two (2) years after the Employee’s termination of his employment with the Company, he shall preserve, protect and hold in strictest confidence the Company’s Confidential and Proprietary Information.

(c) No Use of Information. The Employee covenants that he shall not, either during his employment with the Company and, except as otherwise provided in this Agreement, for a period of two (2) years after the Employee’s termination of his employment with the Company, use for himself or disclose to or use for any other persons, directly or indirectly, any of the Company’s Confidential and Proprietary Information, except in carrying out his duties and responsibilities as an officer or employee of the Company or as such disclosure or use is expressly authorized by the Company in writing.

(d) Return of Confidential and Proprietary Information. All Confidential and Proprietary Information and any other Company information and property which the Employee is provided, prepares himself, uses, or otherwise acquires during his employment with the Company, are and shall remain the sole and exclusive property of the Company, and all such items and copies or summaries shall be returned to the Company within forty-eight (48) hours after termination of the Employee’s employment with the Company, except as otherwise provided in this Agreement.

(e) Exceptions. Notwithstanding any provision in this Agreement to the contrary, the restrictions contained in this Section 5 shall not apply to (1) any information that is or becomes generally available to and known by the public (other than as a result of unpermitted disclosure directly or indirectly by the Employee), (2) a disclosure made pursuant to a court order, a valid administrative subpoena or a lawful request for information by an administrative or regulatory agency (the Employee shall give the Company prompt notice of any such court order, subpoena or request for information) or (3) in the event this Agreement is terminated pursuant to Section 4(a)(vi) or Section 4(a)(vii) of this Agreement.

6.	Non-Competition and Non-Solicitation.

(a) Consideration Acknowledged. The Employee acknowledges that his employment with the Company is and will continue to be, special, unique and of an extraordinary character and that, in connection with such employment he has acquired, acquires, and will continue to acquire, special skills.

The Employee further acknowledges that the covenants contained in this Section 6 are an essential part of his employment by the Company and that, but for his agreement to comply with such covenants, the Company would not have entered into this Agreement. Finally, the Employee acknowledges that he has gained access to and use of the Company’s Confidential and Proprietary Information because of his covenants contained in this Section 6.

(b) Employee Covenants. The Employee covenants and agrees that he shall not, within fifty (50) miles of any location of the Company (the “Area”), for a period of two (2) years after the termination of his employment with the Company:

(i) Directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (a) hire, attempt to hire, contact or solicit with respect to hiring any management level employee of the Company into a business, undertaking or entity that conducts a business similar to the Company’s business or provides or sells a service which is the same or substantially similar to or otherwise competitive with the Company’s business or (b) induce or otherwise counsel, advise or encourage any management level employee of the Company to leave the employment of the Company to join any business, undertaking or entity that conducts a business similar to the Company’s business or provides or sells a service which is the same or substantially similar to, or otherwise competitive with, the Company’s business;

(ii) Directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away any existing or prospective customers or clients of the Company (who were such during the Employee’s employment with the Company and with whom the Employee had direct or indirect contact with, or confidential information about) to join or become affiliated with any business, undertaking or entity that conducts a business similar to the Company’s business or provides or sells a service which is the same or substantially similar to, otherwise competitive with, the Company’s business; or

(iii) Act or serve, directly or indirectly, as principal, agent, independent contractor, consultant, director, officer, employee, employer or advisor or in any other position or capacity with or for, or acquire a direct or indirect ownership interest in or otherwise conduct (whether as stockholder, partner, investor, joint venturer or as owner of any other type of interest) any business, undertaking or entity that conducts a business similar to the Company’s business or provides or sells a service which is the same or substantially similar to, or otherwise competitive with, the Company’s business.

(c) Anti-Disparagement. The Employee shall not, either during or after the termination of this Agreement, make any public or private remark or comments that are intended to be, or could reasonably be construed as, disparaging of the Company, its directors, officers, products, business, or services.

(d) Enforceability. Employee acknowledges that the Area and the non-competition period are reasonable and necessary for the protection of the Company’s Confidential and Proprietary Information, business and client relationships and other legitimate business interests. In the event any provision of this Section is held by a court of competent jurisdiction to be unenforceable as to any particular geographic area or as to any specific period of time, this Section shall be modified to limit the geographic area or period of time so that this Section is enforceable to the greatest extent possible. The duration of each obligation of this Section will be extended by any period of time during which Employee is in breach of the obligation.

(e) Exceptions. Notwithstanding any provision in this Agreement to the contrary, the restrictions contained in this Section 6 shall not apply in the event this Agreement is terminated pursuant to Section 4(a)(vi) or Section 4(a)(vii) of this Agreement

7.	Additional Payment In Certain Circumstances.

In the event that any payment under this Agreement is deemed an excess parachute payment under Section 280G of the Code (or any successor provision) which is subject to any excise tax under Section 4999 of the Code (or any successor provision), the Company shall pay to the Employee an “additional payment” equal to 50% of any such excise taxes payable by Employee. In addition, the Company will pay the Employee a tax make-up payment in an amount equal to 50% of any additional tax payable by the Employee to the extent such additional tax is imposed in respect of such “additional payment”. Thereafter, there will be no further tax make-up payments by the Company.

8.	Remedies and Dispute Resolution.

With respect to each and every breach or violation or threatened breach or violation by the Employee of Section 5 or 6 of this Agreement, the Company may in addition to all other remedies available to it, file a lawsuit or otherwise apply to any court of competent jurisdiction for entry of an immediate order enjoining or restraining the Employee from engaging in any such breach of violation or threatened breach or violation by the Employee.

With the exception of the Company’s right to seek injunctive relief in a judicial forum for any breach or violation or threatened breach or violation by the Employee of Section 5 or 6 of this Agreement, all disputes between the Employee and the Company that arise out of concern, or are based, in whole or in part, upon any provision of this Agreement shall be resolved through binding arbitration conducted under the Employment Arbitration Procedures of the American Arbitration Association. The parties shall bear their own costs in any such arbitration proceeding; provided, however, that the prevailing party shall be entitled to the recovery of its legal costs and attorneys’ fees.

9.	Severability.

The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portion thereof, but rather shall cause this Agreement to first be construed in all respects as if such invalid or unenforceable provisions, or portions thereof, were modified to terms which are valid and enforceable and provide the greatest protection to the Company’s business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

10.	Assignability.

This Agreement is a personal services agreement which may not be assigned or transferred by either party without the express prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties, and the respective permitted successors and assigns, heirs and legal representatives.

11.	Officers’ Liability Insurance.

For the term of this Agreement, the Company shall maintain officers’ liability insurance for acts or omissions which may have occurred, be occurring, or in the future occur as a result of the Employee’s service as an officer or employee of the Company. The coverage provided by such insurance shall not be on terms less advantageous in the aggregate to the Employee than the Company’s officers’ liability insurance policies in effect as of the Effective Date.

12.	Indemnification.

The Employee shall be entitled to all rights of indemnification by the Company set forth in the bylaws of the Company and in any liability insurance policy owned by the Company in effect as of the Effective Date. None of the provisions of the Company’s certificate of incorporation or bylaws which limit officers’ liabilities to the Company or its stockholders for monetary damages or which provide for indemnification of the Company’s officers or employees shall be amended in a manner adverse to the interests of the Employee during the term of this Agreement or at any time thereafter.

13.	Miscellaneous.

(a) Governing Law; Captions. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Amendment. Except as otherwise provided herein, this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid addressed as follows, or to such other address as any party shall have furnished to the other in writing:

If to the Employee:

A. Stephen Trevino

3423 Onion Creek

Sugar Land, Texas 77479

If to the Company:

ACR Group, Inc.

3200 Wilcrest Drive

Suite 440

Houston, Texas 77042

Attn: Chief Executive Officer, and

 Chairman of the Compensation Committee

of the Board of Directors

Notice shall be effective when actually delivered to the addressee or when delivered to the address specified in accordance with this Agreement.

(d) Entire Agreement. This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof and supersedes and completely replaces any earlier agreement, written or oral, with regard thereto.

(e) Delinquent Payments. Any payment required to be paid by the Company under this Agreement which is not paid within thirty (30) days of receipt by the Company of the Employee’s demand therefor shall thereafter be deemed delinquent, and the Company shall pay to the Employee immediately upon demand interest at 15%, or the highest allowable rate, if less, so as not to exceed the highest nonusurious rate per annum allowed by applicable law from the date such payment becomes delinquent to the date of payment of such delinquent sum.

(f) Counterparts. This Agreement may be executed in two (2) or more counterparts each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile signatures shall have the same effect as original signatures.

IN WITNESS WHEREOF, the Employee has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf, as of the Effective Date.

“COMPANY”

ACR GROUP, INC.

By:	/s/ Alex Trevino, Jr.
Alex Trevino, Jr. Chairman of the Board

Date:	May 24, 2004

“EMPLOYEE”

A. Stephen Trevino

/s/ A. Stephen Trevino
A. Stephen Trevino

Date:	May 24, 2004

Exhibit “A”

1. An annual base salary (the “Base Salary”) as determined by the Board for each fiscal year of the Company, which will be paid in accordance with the Company’s regular payroll practices. The Base Salary may be increased, but not decreased, from the Base Salary as of the Effective Date during the term of this Agreement. For the Company’s fiscal year beginning March 1, 2004, the annual Base Salary shall be $210,000.

2. An annual incentive bonus for each fiscal year of the Company, as determined by the Board on an annual basis (the “Annual Incentive Bonus”). The Annual Incentive Bonus for each fiscal year shall be approved by the Board no later than ninety (90) days following the end of the prior fiscal year. Any Annual Incentive Bonus earned shall be paid by the Company within ninety (90) days following the end of the applicable fiscal year.

3. Use of a vehicle obtained by the Company of the type comparable to that provided to Employee on the Effective Date, with the right of replacement with a comparable vehicle at the expiration of the current lease term, together with the payment of all business related operating and insurance costs of the vehicle. Employee acknowledges that the Company may report all or a portion of the costs of the vehicle as taxable income to Employee in accordance with applicable regulations of the Internal Revenue Service.

4. Reimbursement of all authorized expenses incurred in connection with the performance of Employee’s responsibilities.

5. All other benefits provided by the Company to Employee as of the Effective Date, including all benefits that are generally available to other employees of the Company, which may include medical, dental, disability and life insurance, and participation in the ACR Group, Inc. 401(k) plan.

6. Restricted Shares. 500,000 shares of restricted stock of the Company (Company common stock par value $0.01) are awarded to the Employee (“Restricted Shares”). Restricted Shares listed hereunder are not transferable by the Employee until the date that the applicable shares become vested. Notwithstanding such restrictions, the Employee shall retain all voting rights with respect to such non-vested Restricted Shares. However, the Employee shall not be entitled to any dividends paid with respect to such shares, and shall have no other rights respecting such shares except as specifically set forth in this Agreement. The Company will file appropriate registration documents (and bear all such costs) pertaining to the vested Restricted Shares as reasonably requested by the Employee. As of the date any such shares become vested, then those shares shall contemporaneously become transferable and payable to the Employee within thirty (30) days thereof.

Beginning with the Effective Date, the Restricted Shares shall vest as follows:

A. 125,000 Restricted Shares to vest as of the later of (i) the first date that the Company reports on its Form 10K for its fiscal year fully diluted earnings per share of at least $0.25 per share, or (ii) March 1, 2005.

B. 125,000 Restricted Shares to vest as of the later of (i) the first date that the Company reports on its Form 10K for its fiscal year fully diluted earnings per share of at least $0.30 per share, or (ii) March 1, 2006.

C. 125,000 Restricted Shares to vest as of the later of (i) the first date that the Company reports on its Form 10K for its fiscal year fully diluted earnings per share of at least $0.35 per share, or (ii) March 1, 2007.

D. 125,000 Restricted Shares to vest as of the later of (i) the first date that the Company reports on its Form 10K for its fiscal year fully diluted earnings per share of at least $0.40 per share, or (ii) March 1, 2008.

Notwithstanding any other provisions of this Agreement, in the event of a Change of Control (as defined in this Agreement), then all Restricted Shares hereunder, to the extent not already vested, shall become vested, fully transferable, and without restriction.

In the event this Agreement is terminated for any reason, other than under Section 4(a)(vi) and/or Section 4(a)(vii), prior to the vesting of Restricted Shares, such non-vested Restricted Shares shall be forfeited by the Employee back to the Company.

Notwithstanding any other provisions of this Section 6 of Exhibit “A”, all Restricted Shares not fully vested as of March 1, 2009, shall be forfeited by the Employee hereunder and returned to the Company.

To the extent the distribution to the Employee of shares of Company common stock which have become vested hereunder are subject to income and employment taxes which the Company determines must be withheld with respect to the distribution of such shares of common stock, no such shares shall be distributed to the Employee until satisfactory arrangements (as determined by the Company) will have been made by the Employee with respect to the payment of any applicable income and employment taxes which the Company determines it must withhold with respect to such shares of common stock.

The number of Restricted Shares granted hereunder shall be automatically adjusted in the event of any Recapitalization Event (as defined below) so as to prevent the enlargement or dilution of the Employees’ non-vested Restricted Shares as of such Recapitalization Event date. Recapitalization Event includes spin-offs of assets, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuance of rights or warrants and similar transactions or events involving the Company.